Exhibit 99.1

For Further Information Contact:

Investor Relations Sukhi Nagesh Tel: 408-222-8373 sukhi@marvell.com	Media Relations Daniel Yoo Tel: 408-222-2187 yoo@marvell.com

Marvell Technology Group Ltd. Increases Share Repurchase Program by

an additional $500 Million

Santa Clara, Calif. (December 18, 2012) — Marvell (NASDAQ: MRVL), a global leader in integrated silicon solutions, announced that the Board of Directors has authorized Marvell to repurchase up to an additional $500 million under its share repurchase program. With this increase, the cumulative total share repurchase authorized will amount to $3.0 billion. As of the end of Marvell’s third fiscal quarter of 2013 ended October 27, 2012, Marvell had made approximately $2.1 billion in share repurchases under the prior authorization.

“We continue to believe a balanced approach to capital allocation to be in the best interest of the company and consistent with the feedback from our shareholders. Combined with our strong balance sheet, we believe this increase in the share repurchase authorization also indicates confidence in our underlying business and the ability to generate cash from our operations,” said Sehat Sutardja, Chairman, President and CEO of Marvell.

Marvell intends to effect the repurchase program in accordance with the conditions of Rule 10b-18 under the Exchange Act. The repurchase program will be subject to market conditions and other factors and does not obligate Marvell to repurchase any dollar amount or number of its common shares. The program may be extended, modified, suspended or discontinued at any time. The repurchases, which are expected to be funded from Marvell’s current cash and short-term investments position that stood at approximately $2.0 billion as of October 27, 2012, may occur in open market, privately negotiated or block transactions.

About Marvell

Marvell is a global leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Safe Harbor Statement of Marvell under the Private Securities Litigation Act of 1995:

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding a balanced approach to capital allocation to be in the best interest of Marvell’s shareholders; Marvell’s confidence in its underlying business and ability to generate cash from its operations; Marvell’s ability to fund common share purchases out of its current cash position; and the types of transactions pursuant to which repurchases will be made under the share repurchase program. These statements are not guarantees of results and should not be considered as an indication of future performance. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties, including, among others, Marvell’s reliance on major customers and suppliers; market acceptance of new products; and other risks detailed in Marvell’s SEC filings. For other factors that could cause these forward-looking statements to vary from expectations, please see the risk factors identified in Marvell’s latest Quarterly Report on Form 10-Q for the quarter ended October 27, 2012 and Current Reports on Form 8-K as filed with the SEC, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

###

Marvell and the M logo are registered trademarks of Marvell and/or its affiliates.